Exhibit 21

CNB FINANCIAL CORPORATION

Form 10-K For The Year Ended December 31, 2016

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation or Organization
CNB Bank	Banking Association Chartered in Pennsylvania Incorporated in Pennsylvania

CNB Securities Corporation	Investment Holding Company Incorporated in Delaware

Holiday Financial Services Corporation	Consumer Loan Company Incorporated in Pennsylvania

CNB Insurance Agency	Insurance and Annuity Agency Incorporated in Pennsylvania